Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
January 4, 2010		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Reports the Sale of the Insurance Operation
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today announced the sale of its’ insurance agency subsidiary, thereby discontinuing its insurance agency operation.
“We have made the strategic business decision to sell the insurance operation. The board of directors and management team feel strongly that our focus must be on core banking operations. The past several years have been difficult for Alliance and many businesses throughout the country as we have been in an unprecedented economic recession. As we enter 2010, our energy and focus is back on the basics of banking,” said Thomas A. Young, Jr., President & CEO.
The sale of the agency to several executives of the insurance operation allows Bankshares management team to focus solely on banking. We anticipate 2010 financial results to positively benefit from the sale of the insurance operation. As a result of the sale, the bank will no longer have the goodwill and intangible assets associated with the agency acquisitions. A key benefit of the sale is improving our regulatory capital position. The organization is “well capitalized” and the transaction only enhances our regulatory capital position. Our tier 1 leverage ratio will improve by 79 basis points and our total risk based capital ratio and our tier 1 risk based capital ratios will improve by 117 basis points. We believe this strategy is a cost effective way to enhance regulatory capital in a difficult economy without diluting common shareholders and without a negative impact on our projected 2010 financial results.
“The challenges facing all banks, including Alliance, make difficult choices a reality. In 2005, we entered the insurance agency line of business to expand our non-interest income and to diversify our revenue base. We felt then and now that insurance agencies can complement banking operations however, the unprecedented economic times have forced us to examine many aspects of our business. We believe that a core banking focus is very important to our future success. The enhanced regulatory capital position is a positive cushion in a difficult economic period,” said William M. Drohan, Chairman of the Board of Directors.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company’s expectations are subject to a number of risks and uncertainties such as changes in personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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